Exhibit 10.5

Second Amended and Restated Business Operation Agreement

This Second Amended and Restated Business Operation Agreement (“Agreement”) is made and entered into in Shenzhen, China on September 28, 2017 by and among the following parties (“Parties”):

1.	Shensi Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise registered in China at: 2104-A073, No. 9 West North Fourth Ring Road, Haidian District, Beijing (“WFOE”);

2.	Each existing shareholder listed in Appendix 1 (collectively referred to as the “Existing Shareholders”); and

3.

Shenzhen Futu Network Technology Co., Ltd., registered at 9th floor, Unit 3, Building C, Kexing Science Park, No. 15 Keyuan Road, Middle District of Science and Technology Park, Nanshan District, Shenzhen (“Domestic Company”).

WHEREAS:

1.	The WFOE is a wholly foreign-owned enterprise established in the People’s Republic of China (hereinafter referred to as the “PRC”);

2.	The Domestic Company is a domestic limited liability company registered in the PRC;

3.

The WFOE and the Domestic Company have established business relationships by signing the Second Amended and Restated Exclusive Technology Consulting and Services Agreement, under which the Domestic Company shall pay the fee to the WFOE. Therefore, the daily business activities of the Domestic Company will impose a substantial impact on its ability of paying the corresponding fee to the WFOE;

4.	The Existing Shareholders constitute the total shareholders holding 100% of the equity of the Domestic Company;

5.

The Parties intend to sign this Agreement to replace the Amended and Restated Business Operation Agreement signed by the parties with Jia Yan, Xiang Wenbin, Zhao Dan, Zhu Daxin, Wang Wenhai, Liu Huajing, Feng Lei and Qiu Yuepeng on May 27, 2015.

THEREFORE, the Parties to this Agreement, through friendly consultations, have reached the following agreements in accordance with the principle of equality and mutual benefit:

1.	Responsibilities of the Domestic Company and the Existing Shareholders

In order to secure the Domestic Company’s performance of all agreements signed with the WFOE and all obligations to the WFOE, the Domestic Company and the Existing Shareholders undertake to the WFOE that, unless the prior written consent of the WFOE has obtained, the Domestic Company shall not, and the Existing Shareholders shall not procure the Domestic Company to, enter into any transaction which may material effect on the assets, business, personnel, obligations, rights or business operations of the Domestic Company, including but not limited to the following:

(1)	To carry out any activity beyond the normal scope or inconsistent with the past method of doing business of the Domestic Company;

(2)

To use, change or abolish the business license of the Domestic Company and other permits necessary for the operation of the Domestic Company in any activity beyond the normal scope of business of the Domestic Company;

(3)	To provide any loan to any third party or assume any debts beyond the normal scope of business of the Domestic Company;

(4)	To change or remove any director of the Domestic Company or remove and replace any senior executive of the Domestic Company;

(5)	To sell or acquire any asset or right, including but not limited to any intellectual property right, to and from any third party;

(6)

To provide guarantee or any other form of security for any third party by its own assets or intellectual property rights, or set up any other encumbrance over the assets or equity of the Domestic Company;

(7)	To amend the articles of association or change the business scope and main business of the Domestic Company;

(8)	To change the normal business procedures of the Domestic Company or amend any important internal rules and regulations of the Domestic Company;

(9)	To transfer the rights and obligations hereunder to any third party;

(10)	To make major adjustments to its business model, marketing strategy, business policy or client relationships;

(11)	To distribute dividends and interest in any form;

(12)	To operate business in any form other than the main business.

2.	Operation, Management and Staffing

2.1

The Domestic Company and the Existing Shareholders hereby agree to accept and strictly implement the advice regarding its employment and dismissal of employees, daily operation and management and financial management policies as the WFOE may from time to time provide to it.

2.2

The Domestic and the Existing Shareholders hereby agree to elect the candidates nominated by the WFOE as the directors of the Domestic Company in accordance with the procedures set forth in laws, regulations and the articles of association, and procures that the directors so elected will elect the person nominated by the WFOE as the executive director or chairman of the board of the Domestic Company and nominate persons designated by the WFOE as the general manager, chief financial officer and other senior executives of the Domestic Company.

2.3

If such directors or senior executives designated by the WFOE leave the WFOE, regardless of whether they resign or are removed by the WFOE, they will simultaneously lose the qualifications to hold any position in the Domestic Company. In this case, the Existing Shareholders will dismiss such person from any position in the Domestic Company, and will elect other persons otherwise designated by the WFOE to hold such position.

2.4

For the purpose of Article 2.3 above, the Domestic Company will take all necessary internal and external corporate procedures to complete such appointment and removal formalities in accordance with the laws, the articles of association and this Agreement.

3.	Other Agreements

3.1

If any agreement between the WFOE and the Domestic Company is terminated or expires, the WFOE has the right to decide whether to terminate all agreements between the WFOE and the Domestic Company, including but not limited to the Exclusive Technology Consulting and Services Agreement.

3.2

As the WFOE and the Domestic Company have established business relationships by signing agreements such as the Exclusive Technology Consulting and Services Agreement, the daily operations of the Domestic Company will have a material impact on its ability of paying the corresponding fee to the Domestic Company. Each Existing Shareholder agrees that any dividend, interest distribution or any other gains or benefits (regardless of its specific form) he or she or it obtained from the Domestic Company as a shareholder shall be paid or transferred free of charge to the WFOE unconditionally, and all documents or actions necessary to achieve such payment or transfer as required by the WFOE shall be provided or taken.

3.3

Each of the Existing shareholder undertakes that, regardless of any change to the proportion of equity held by he or she or it in the Domestic Companies in the future, the terms of this Agreement shall be binding on the Existing Shareholders hereto and their respective successors and assignees, and shall apply to all the equity held by the Existing Shareholders in the Domestic Company then.

4.	Confidentiality

The Parties agree to keep confidential any confidential materials and information (“Confidential Information”) acquired or accessed to. The disclosing party of the materials and information shall clearly inform the Confidential Information in writing when providing such materials and information, and make best efforts to take all reasonable measures to keep it confidential. Without prior written consent of the disclosing party, the other party shall not disclose, give or transfer such Confidential Information (including the receiving party merged with, taken over by, or directly or indirectly under the control of a third party) to any third party. Upon termination of this Agreement, any document, material or software carrying the Confidential Information shall be returned to the original owner or the disclosing party or destroyed as agreed by such original owner or disclosing party including deleting any Confidential Information from any relevant memory device, and the use of such Confidential Information shall be ceased. The Parties shall take necessary measures to disclose the Confidential Information to the staff, agents or professional advisers necessary to know, and procure the staff, agents or professional advisers to comply with the confidentiality obligations under this Agreement. All parties, employees, agents or professional consultants shall sign specific confidentiality agreements for compliance.

The above restrictions do not apply to the following circumstances: information has been generally available to the public at the time of disclosure; become the general information available to the public after it has been disclosed, not as a result of any misconduct of any party; information that has been obtained by one party prior to the disclosure instead of directly or indirectly obtained from the other party; in accordance with the legal requirements, the party is obliged to disclose to the relevant government departments, stock exchange agencies, etc., or the party will disclose the above Confidential Information to its direct legal counsel and financial advisers for its normal operation.

The Parties agree that, this Article shall continue to be valid irrespective of the amendment, dissolution or termination of this Agreement.

5.	Indemnity

5.1

Unless otherwise agreed, any party shall be deemed to breach this Agreement, where it fails to completely perform or suspend the performance of its obligations under this Agreement and fails to rectify such action upon receipt of the other party’s notice within ten (10) days, or its statements or representations are not true. In the event of a breach of this Agreement, without prejudice to the right of the affected party to otherwise require the defaulting party to assume the liability for such breach, the defaulting party shall compensate the affected party for the direct loss, damage, cost, expense, and liabilities or claims incurred in accordance with Chinese laws.

6.	Effectiveness, Performance and Term

6.1	This Agreement shall become effective upon the execution by the Parties on the date first written above.

6.2

Unless the WFOE terminates this Agreement in writing in advance, the term of this Agreement shall expire until the expiration of the business term of the WFOE (if the WFOE extends its business term, the term of this Agreement expires upon such extension) and start from the effective date of this Agreement. Before expiration of this Agreement, the Parties shall extend the term of this Agreement at the request of the WFOE, and sign an agreement or continue the performance of this Agreement.

7.	Termination

7.1

During the term of this Agreement, if the Domestic Company or the Existing Shareholders terminate this Agreement in advance without any cause, it shall compensate the entire loss suffered by the WFOE and pay the relevant expenses for the services completed.

7.2	Upon termination of this Agreement, the rights and obligations of the Parties under Articles 4, Articles 5, Articles 7, Articles 8, Articles 9, and Articles 13 will survive.

8.	Dispute Resolution

8.1

When a dispute arises between the Parties regarding the interpretation and performance of the terms and conditions of this Agreement, the Parties shall first resolve the dispute through friendly negotiation. If the Parties fail to settle the dispute within thirty (30) days after the receipt of the written notice of the other Party’s request for initiation of negotiation, either Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with its Arbitration Rules then in force. The arbitration shall be held in Beijing. The arbitration award shall be final and legally binding upon the Parties.

8.2	In addition to disputes between the Parties, the Parties should continue to perform their obligations respectively in accordance with the terms and conditions of this Agreement in good faith.

9.	Force Majeure

9.1

A “Force Majeure Event” refers to any event that is beyond the reasonable control of a party and cannot be prevented with reasonable care of the affected Party, including but not limited to acts of government, natural disasters, fire, explosion, windstorm, flooding, earthquake, tide, lightning or war. However, any shortage of credit, capital or financing shall not be regarded as an event beyond the reasonable control of a party. When the performance of this Agreement is delayed or hindered by the “Force Majeure” in the preceding definition, the party affected by the Force Majeure shall not be liable for any responsibility for this Agreement within the scope of the delay or hindrance. The affected party who seeks to be exempted from the performance obligation under this Agreement shall inform the other party, without delay, of the exemption of obligation and the steps that shall have been taken to complete performance.

9.2

When the performance of this Agreement is delayed or hindered by the “Force Majeure” in the preceding definition, the Party affected by the force majeure shall not be liable for any responsibility for this Agreement within the scope of the delay or hindrance. The Party affected by force majeure shall take appropriate measures to reduce or eliminate the effect of the Force Majeure, and should use its best efforts to restore the performance of the obligation delayed or hindered by the Force Majeure. Once the Force Majeure Event is eliminated, each party agrees to use its best efforts to resume the performance of this Agreement.

10.	Assignment

Without the WFOE’s prior written consent, the Domestic Company and the Existing Shareholders shall not assign the rights and obligations under this Agreement to any third party. WFOE may assign its obligations and rights under this Agreement to its affiliates without the Domestic Company’s and the Existing Shareholders’ consent, but shall notify the Domestic Company and the Existing Shareholders such transfer.

11.	Severability

The Parties hereby confirm that this Agreement is a fair and reasonable agreement between the Parties on the basis of equality and mutual benefit. If any provision of this Agreement is invalid or unenforceable due to inconsistency with relevant laws, such provision shall be deemed invalid or unenforceable only to the extent where the relevant laws apply, and will not affect the legal validity of other provisions of this Agreement.

12.	Amendment and Supplement of Agreement

The Parties shall amend and supplement this Agreement by a written instrument. Any amendment and supplement will become an integral part of this Agreement after proper execution by the Parties and have same legal effect as this Agreement.

13.	Applicable Laws

The signing, validity, performance and interpretation of this Agreement, and the resolution of disputes hereunder shall be governed and interpreted by the laws of the PRC.

14.	Counterpart

This Agreement shall be written in Chinese and executed in quadruplicate.

15.	Article 15 Miscellaneous

The Amended and Restated Business Operation Agreement, signed by all parties and Jia Yan, Xiang Wenbin, Zhao Dan, Zhu Daxin, Wang Wenhai, Liu Huajing, Feng Lei and Qiu Yuepeng on May 27, 2015, automatically terminates on the effective date of this Agreement

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The Parties have signed this Agreement on the date set out on the front page.

Domestic Company: Shensi Network Technology (Beijing) Co., Ltd. (Seal: /s/ Shensi Network Technology (Beijing) Co., Ltd.)		WFOE: Shenzhen Futu Network Technology Co., Ltd. (Seal: /s/ Shenzhen Futu Network Technology Co., Ltd.)

By:	/s/ Li Hua	By:	/s/ Li Hua
Name: LI Hua		Name: LI Hua
Title: Legal Representative		Title: Legal Representative

LI Hua		LI Lei
By:	/s/ Li Hua	By:	/s/ Li Lei

Signature Page to the Second Amended and Restated Business Operation Agreement

Appendix 1: the Existing Shareholders

Name of the Existing Shareholder	Contributions (RMB)	The method of investment contribution	Percentage
Li Hua	8,500,000	Cash	85%
Li Lei	1,500,000	Cash	7.15%

Total	10,000,000	Cash	100%